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                      FIRST AMENDED AND RESTATED LAKES NOTE


$46,000,000                                                  October 16, 2000
                                                             Dowagiac, Michigan

         FOR VALUE RECEIVED, the Pokagon Band of Potawatomi Indians (the "Band") promises to pay to Great Lakes of Michigan, LLC, a Minnesota limited liability company ("Lakes"), such sums as may be advanced by Lakes to the Band in accordance with ss.ss. 8.4 and 9.2.1 of a Development Agreement between the Band and Lakes Gaming, Inc. dated as of July 8, 1999, as assigned by Lakes Gaming, Inc. to and assumed by Lakes pursuant to that certain Assignment and Assumption Agreement of even date herewith by and among the Band, Lakes Gaming, Inc. and Lakes (the "Assignment Agreement"), as amended by First Amendment of near or even date (the "Development Agreement"); provided that the principal amount due hereunder shall not exceed Forty-Six Million Dollars ($46,000,000.00).

         1. Advances; Funding. Advances under this Note shall be made (a) upon written request by the Band to Lakes in the form of Draw Request attached as Exhibit A, (b) through a Draw Request approved by the Band pursuant to the Control Agreement, or (c) through advances by Lakes to the Enterprise Bank Accounts to pay Development Expenditures in accordance with either (I) the Approved Development Budget or, prior to the adoption of the Approved Development Budget, the approval of the Business Board or the Band; and (II) the Development Agreement. Draw Requests submitted by the Band shall be sent in accordance with ss. 15.4 of the Development Agreement. Advances under this Note may, at Lakes' option, be funded through transfer of funds from the Escrow Account; provided that interest shall only accrue under this Note on funds advanced through the Escrow Account after transfer from the Escrow Account to the Band Enterprise Account, and shall not begin to accrue on deposit by Lakes into the Escrow Account. All Draw Requests submitted by the Band shall be funded within ten (10) days of the date of the draw request. By making any advance to the Enterprise Bank Accounts or otherwise under the Development Agreement, Lakes shall certify that the amounts so advanced are necessary for, and shall be used to pay, Development Expenditures in accordance with either (a) the Approved Development Budget or, prior to the adoption of the Approved Development Budget, the approval of the Business Board or the Band; and (b) the Development Agreement.

         2. Interest. Interest shall accrue on the outstanding balance under this note as follows:



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         (a) if the Bank Closing occurs, at a fixed rate equal to the lesser of
         (i) Base Rate as of the Bank Closing plus 1% or (ii) 10% (the "Band Interest Rate"); or

         (b) If the Bank Closing does not occur, at a variable rate equal to the lesser of (i) Base Rate plus 1% or (ii) 10% (the lesser of (i) and (ii) being referred to as the "Variable Interest Rate"). Lakes shall adjust the Variable Interest Rate on the then unpaid principal balance, by way of increase or decrease, in accordance with changes in the Base Rate. Such changes shall be effective as of the change in the Base Rate (the "Effective Date").

Upon the Bank Closing, interest accruing under this Note prior to the Bank Closing shall be adjusted retroactively to reflect the Band Interest Rate. "Base Rate" means the lowest Prime Rate as is published daily in The Wall Street Journal. In the event that the Wall Street Journal ceases to publish the Prime Rate, then the holder hereof may in its reasonable discretion select some other generally recognized comparable indicator of the national Prime Rate.

         3.  Repayment.

                  I. If the Commencement Date occurs, the Band shall repay the Lakes Development Loan as follows: (a) the amount outstanding under First Tranche - Lakes Note as of such Commencement Date shall be repaid monthly in arrears, beginning on the 15th day of the month after the month in which the Commencement Date occurs, in equal monthly payments of principal and interest for the successive 60 months of the term; and (b) principal and interest on Second Tranche - Lakes Note shall be repaid either (I) at Bank Closing, to the extent the Bank Development Loan has been increased from $28,000,000 to $36,000,000 plus accrued interest on such Second Tranches, and such increment is available first to fund any undisbursed amounts of the Second Tranche - Lakes Note and the Second Tranche - Non-Gaming, or (II) from distributions made under ss.ss.5.5.5 and 5.5.6 of the Management Agreement; and, if not sooner paid, in full at the end of the Term.

                  II. If the Commencement Date does not occur, principal and interest shall be repayable to the extent and in the manner provided in the Development Agreement; provided that payments shall in any event be due and made only from Subsequent Gaming Facility


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                           Revenues in accordance with the Development
                           Agreement. If Gaming commences at such a facility and payment is due under this Note in accordance with the Development Agreement, the Band shall, beginning on the 15th day of the month following such commencement date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of such commencement date over a sixty (60) month period at the Variable Interest Rate, and shall thereafter continue to make such payments on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such commencement date, when all remaining principal and interest shall be due and payable. As of the Effective Date of a change in the Base Rate, Lakes shall adjust the monthly installments of principal and interest as of the installment next following the Effective Date so that the then unpaid principal balance would be amortized in full at the revised Variable Interest Rate five years after such commencement of gaming. Lakes shall promptly notify the Band in writing of any changes in the Base Rate and in the instalment payment due.

         4. Prepayment. This Note may be prepaid at any time without penalty.

         5. Subordination. Payment of amounts due hereunder shall be subordinated to the Bank Development Loan, the Equipment Loan and any other third-party loans or equipment leases to the Band relating to the Facility or, if the Opening Date - Non-Gaming does not occur, or to any loans relating to any other Gaming facility in Michigan owned by the Band. The holder of this Note agrees to execute and deliver subordination agreements evidencing such subordination in form reasonably acceptable to the Bank Lender, the Equipment Lender, or any other third-party lender or equipment lessor.

         6. Limited Recourse. The obligations of the Band under this Note and any related awards, judgments or decrees shall be payable solely out of undistributed or future Net Revenues of the Enterprise and shall be a Limited Recourse obligation of the Band, with no recourse to tribal assets other than
(i) such Net Revenues, (ii) mortgages, if any, held by Lakes to the extent that the mortgaged premises have not been transferred into trust, and (iii), after the Commencement Date occurs, funds on deposit in the Dominion Account to the extent provided in ss. 9.2.1(x) of the Development Agreement and the Dominion Agreement, or in any other dominion agreement executed by the Band (except that, if the Commencement Date does not


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occur, Lakes shall also have recourse to Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement). In no event shall Lakes or any other claimant under this Note have recourse to (a) the physical property of the Facility, (b) Tribal Distributions, (c) assets of the Band purchased with Tribal Distributions, (d) revenues or assets of any other gaming facility owned or operated by the Band, or (e) any other asset of the Band (other than (i), if the Commencement Date does not occur, Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement, (ii) such Net Revenues of the Enterprise, (iii) such mortgages on the Gaming Site prior to its transfer into trust and (iv) after the Commencement Date occurs, funds on deposit in the Dominion Account to the extent provided in ss. 9.2.1(x) of the Development Agreement and the Dominion Agreement, or in any other dominion agreement executed by the Band). Such mortgages shall be subject to the provisions of the Development Agreement, including, without limitation, Article 14 thereof. Lakes covenants and agrees that it shall promptly release any such mortgages upon transfer of such lands into trust or as otherwise provided in the Development Agreement.

         7. Default; Acceleration. All outstanding principal together with accrued interest shall become immediately due and payable in full, subject to the limitations on recourse provided above, upon default in the payment of principal or interest due under this Note if such default is not remedied within thirty (30) days after receipt by the Band of written notice thereof as provided in the Development Agreement.

         8. Band's Waiver of Sovereign Immunity and Consent to Suit. The Band expressly waives its sovereign immunity from suit for the purpose of permitting or compelling arbitration to enforce this Note as provided in Article 14 of the Development Agreement and consents to be sued in the United States District Court for the District in which the Gaming Site is located (or, if the Gaming Site has not been designated, for the Western District of Michigan - Southern Division), the United States Court of Appeals for the Sixth Circuit, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Note. If the United States District Court lacks jurisdiction, the Band consents to be sued in the Michigan State Court system for the same limited purpose. The Band waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, and to take such action, including without limitation, repossessing or foreclosing on any real property not in trust, or otherwise giving effect to any judgment entered; provided, however, that liability of the Band under any judgment shall always be Limited



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Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than (i), if the Commencement Date does not occur, Subsequent Gaming Facility Revenues to the extent provided in the Development Agreement, (ii) Net Revenues of the Enterprise, (iii) mortgages to the extent the mortgaged property has not been transferred into trust and
(iv) after the Commencement Date occurs, funds on deposit in the Dominion Account to the extent provided in ss. 9.2.1(x) of the Development Agreement and the Dominion Agreement, or in any other dominion agreement executed by the
Band). The Band appoints the Chairman of the Pokagon Council and the Secretary of the Pokagon Council as its agents for service of all process under or relating to the Agreements. The Band agrees that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to the Agreements if served on such agents.

         9. Arbitration. All disputes, controversies or claims arising out of or relating to this Note shall be settled by binding arbitration as provided in
Article 14 of the Development Agreement.

         10. Business Purposes; Applicable Law. This Note evidences a loan for business and commercial purposes and not for personal, household, family or agricultural purposes, and shall be governed by the law of the State of Michigan and, to the extent applicable, federal law.

         11. Notices. All notices under this Note shall be given in accordance with ss.15.4 of the Development Agreement; except that copies of draw requests need not be sent to attorneys.

         12. Defined Terms. Capitalized terms used herein shall have the same meanings assigned to them in the Development Agreement, and, if not defined in the Development Agreement, in the Management Agreement between the Band and Lakes, as amended.

         13. Miscellaneous.

                  a. Time is of the essence.

                  b. The benefits and obligations of this Note shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any succession or assignment is permitted under the Development Agreement.




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                  c. Waiver of any one default shall not cause or imply a waiver any subsequent default.

                  d. This Note, together with the Development Agreement, the Management Agreement, the Escrow Agreement, the Transition Loan Note and the Non-Gaming Land Acquisition Line of Credit, the exhibits thereto and all related documents, as each has been amended to date, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein and therein. This Note shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

                  e. This Note has been executed and delivered as a complete amendment and restatement in its entirety of that certain Lakes Note dated as of July 8, 1999 made payable by the Band to Lakes Gaming, Inc in the original principal amount of $43,000,000, as assigned by Lakes Gaming, Inc. to Lakes pursuant to the Assignment Agreement.


                                       THE POKAGON BAND OF POTAWATOMI INDIANS


                                       By:
                                          --------------------------------
                                       Its: Council Chairman


                                       By:
                                          --------------------------------
                                       Its: Secretary


                                       GREAT LAKES OF MICHIGAN, LLC


                                       By:
                                            -----------------------------
                                       Timothy J. Cope
                                       Its Chief Financial Officer